Exhibit 99.1

For Immediate Release

SOLO ANNOUNCES IMPROVED FINANCIAL RESULTS FOR FIRST QUARTER 2008

HIGHLAND PARK, Ill., May 13, 2008 – Solo Cup Company (the “Company”), a leading manufacturer of single-use products used to serve food and beverages, today announced its fiscal first quarter 2008 financial results.

For the thirteen weeks ended March 30, 2008, the Company reported net sales of $461 million, versus $483 million for the thirteen weeks ended April 1, 2007. The decrease in net sales reflects the impact of competitive, economic and strategic factors, including the divestiture of non-core, non-strategic assets. Gross profit for the quarter increased by $33 million to $67 million and gross margin was 14.6% versus 7.1% for the comparable period in 2007. The improvement in gross margin was driven by efficiency improvements resulting from ongoing productivity and distribution initiatives. Gross margin in the first quarter was also favorably impacted by an increase in average realized sales price due to pricing adjustments implemented in response to higher raw material and energy prices as well as a shift in product mix.

Operating income for the first quarter of 2008 was $18 million, which represents a $32 million improvement over the operating loss in the first quarter of 2007. Selling, general and administrative expenses decreased 14% to $42 million, due primarily to professional fees incurred in the year-ago quarter that did not recur in 2008. The Company reported net income of $2 million for the quarter compared to a net loss of $39 million in the comparable period in 2007.

As of March 30, 2008, the Company had more than $138 million of liquidity under its revolving credit facilities and cash on hand. Net cash provided by operating activities during the first quarter of 2008 was $20 million compared to net cash used in operating activities of $14 million during 2007, a $34 million improvement. During the first quarter, the Company reduced its net debt by approximately $7 million, which includes proceeds received from the previously announced dairy packaging sale. Capital expenditures for the first quarter of 2008 totaled $16 million versus $13 million in the first quarter of 2007.

“As expected during the first quarter, we continued to experience the significant benefits that our performance improvement initiatives began to generate in the fourth quarter of 2007,” said Robert M. Korzenski, president and chief executive officer, Solo Cup Company. “Compared to the first quarter last year, we achieved meaningful improvements in our manufacturing and distribution operations, enhanced the value of our product mix, and better matched price increases to rises in raw material costs.”

“While our performance improvement initiatives will continue, progress in future quarters must also come from strategic investments in our business and further development of value-added partnerships with customers,” said Korzenski. “Going forward, we will pursue growth opportunities in selective, strategic areas in order to put Solo in a position to excel.”

The Company will host a conference call beginning at 10:00 a.m. Central Daylight Time, on Wednesday, May 14, 2008, to discuss its first quarter financial results. The conference call may be accessed by dialing 1-888-278-8469. A replay will be available for one week after the call by dialing 1-888-203-1112 reservation number 5641067.

Solo Cup Company is a $2.1 billion company exclusively focused on the manufacture of single-use products used to serve food and beverages for the consumer/retail, foodservice and international markets. Solo has broad expertise in paper, plastic and foam disposables and creates brand name products under the Solo and Sweetheart names. The Company was established in 1936 and has a global presence with facilities in Canada, Europe, Mexico, Panama and the United States. To learn more about the Company, visit www.solocup.com.

STATEMENT REGARDING USE OF NON-GAAP MEASURES

The Non-GAAP financial measures contained herein and in the tables set forth on Schedule A to this press release (EBITDA, Consolidated EBITDA, Adjusted EBITDA and Pro Forma Consolidated EBITDA) are not measures of financial performance calculated in accordance with GAAP and should not be considered as alternatives to net income (loss) or any other performance measure derived in accordance with GAAP. They should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP, or as alternative measures of liquidity. The non-GAAP financial measures are presented to provide a view to measures similar to those used in evaluating our compliance with certain financial covenants under our Credit Agreement dated February 27, 2004, as amended. They are also used as a metric to determine certain components of performance-based compensation. The pro forma adjustments and Pro Forma Consolidated EBITDA are based on currently available information and certain adjustments that we believe are reasonable and are presented as an aid in understanding our operating results. They are not necessarily indicative of (i) future results of operations that may be obtained by the Company, or (ii) the Company’s results of operations that would have occurred had the transactions described in the footnotes taken place as of January 1, 2007.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements. Such statements are based on management’s current reasonable and good faith expectations. A number of risks and uncertainties could cause results to differ from forward-looking statements. These risks and uncertainties include, among others, the effect of general economic and competitive business conditions, increases in energy, raw material and other manufacturing costs, the impact of our debt on our cash flow and operating flexibility, and fluctuations in demand for the Company’s products. For further details of these and other risks and uncertainties that may impact forward-looking statements and the Company’s business and financial results, see information set forth under the heading “Risk Factors” in our most recent Quarterly Report filing on Form 10-Q, our Annual Report on Form 10-K for the fiscal year ended December 30, 2007 and in our other filings made from time to time with the SEC. The Company does not undertake any obligation to update or revise any forward-looking statements as a result of new information, future events, changed assumptions or otherwise; and all forward-looking statements speak only as of the time when made. Schedule A is attached to this release and available on the Company’s website.

Media Contact:	Analyst Contact:
Angie Chaplin, 847-579-3503	Richard Ryan, 847-579-3603
angie.chaplin@solocup.com	richard.ryan@solocup.com

Schedule A

Solo Cup Company and Subsidiaries

Consolidated Statements of Operations

(in millions)

	Thirteen weeks ended March 30, 2008	Thirteen weeks ended April 1, 2007
Net sales	$461.3	$482.7
Cost of goods sold	393.9	448.2

Gross profit	67.4	34.5
Selling, general and administrative expenses	41.7	48.6
Loss on sale of property, plant and equipment	7.9	0.4

Operating income (loss)	17.8	(14.5)
Interest expense, net of interest income of $0.4 and $1.5	16.1	21.0
Foreign currency exchange gain, net	(0.8)	(0.4)

Income (loss) from continuing operations before income taxes	2.5	(35.1)
Income tax provision	0.2	0.6

Income (loss) from continuing operations	2.3	(35.7)
Loss from discontinued operations, net of income tax provision of $0.0 and $0.2	(0.2)	(3.1)

Net income (loss)	$2.1	$(38.8)

The following table reconciles EBITDA, Adjusted EBITDA, Consolidated EBITDA and Pro forma Consolidated EBITDA (non-GAAP measures) to income (loss) from continuing operations (GAAP measure):

(in millions)

	Thirteen weeks ended March 30, 2008	Thirteen weeks ended April 1, 2007
Income (loss) from continuing operations (GAAP measure)	$2.3	$(35.7)
Interest expense, net	16.1	21.0
Income tax provision	0.2	0.6
Depreciation and amortization	20.8	23.0

EBITDA (non-GAAP measure)	39.4	8.9
Loss on sale of property, plant and equipment	7.9	0.4
Foreign currency exchange gain, net	(0.8)	(0.4)
Other expenses (1)	0.1	0.3
Long term incentive plan	0.8	—

Adjusted EBITDA—Continuing Operations (non-GAAP measure)	47.4	9.2
Adjusted EBITDA—Discontinued Operations (non-GAAP measure) (3)	—	3.7

Consolidated EBITDA (non-GAAP measure)	47.4	12.9
Less: Pro forma adjustments(2)	—	(6.5)

Pro forma Consolidated EBITDA (non-GAAP measure)	$47.4	$6.4

(1)	Other expenses include charges related to the transactions contemplated as part of the December 2006 amendments to the Company’s domestic credit facilities.
(2)

Pro forma adjustments reflect the impact of the following three 2007 transactions: 1) sale leaseback of six properties in the second quarter, 2) divestiture of Hoffmaster in the fourth quarter and 3) divestiture of Japanese straw business in the fourth quarter.

(3)	The table below provides a reconciliation of loss from discontinued operations (GAAP measure) to Adjusted EBITDA—Discontinued Operations (non-GAAP measure).

	Thirteen weeks ended March 30, 2008	Thirteen weeks ended April 1, 2007
Loss from discontinued operations (GAAP measure)	$(0.2)	$(3.1)
Interest expense, net	—	4.7
Income tax provision	—	0.2
Depreciation and amortization	—	1.5

EBITDA (non-GAAP measure)	(0.2)	3.3
Gain on sale of property, plant and equipment	—	(0.2)
Foreign currency exchange gain, net	—	(0.1)
Other expenses (4)	0.2	0.7

Adjusted EBITDA—Discontinued Operations (non-GAAP measure)	$—	$3.7

(4)	Other expenses include charges related to the fourth quarter 2007 divestitures of both Hoffmaster and the Japanese straw business.

The following table reconciles EBITDA, Adjusted EBITDA, Consolidated EBITDA and Pro forma Consolidated EBITDA (non-GAAP measures) to income (loss) from continuing operations (GAAP measure) for each fiscal quarter in 2007:

(in millions)

	Q1 2007	Q2 2007	Q3 2007	Q4 2007
(Loss) income from continuing operations (GAAP measure)	$(35.7)	$(0.2)	$2.7	$24.3
Interest expense, net	21.0	27.8	18.9	17.0
Income tax provision (benefit)	0.6	(2.9)	0.6	(17.8)
Depreciation and amortization	23.0	22.7	22.3	22.9

EBITDA (non-GAAP measure)	8.9	47.4	44.5	46.4
Loss (gain) on sale of property, plant and equipment	0.4	(1.7)	(10.2)	2.4
Foreign currency exchange gain, net	(0.4)	(1.3)	(1.9)	(0.5)
Asset impairment	—	2.6	—	3.0
Other expenses (1)	0.3	0.7	0.3	0.2
Long term incentive plan	—	—	—	0.9

Adjusted EBITDA—Continuing Operations (non-GAAP measure)	9.2	47.7	32.7	52.4
Adjusted EBITDA—Discontinued Operations (non-GAAP measure) (3)	3.7	10.7	12.7	2.8

Consolidated EBITDA (non-GAAP measure)	12.9	58.4	45.4	55.2
Less: Pro forma adjustments(2)	(6.5)	(13.4)	(12.7)	(2.8)

Pro forma Consolidated EBITDA (non-GAAP measure)	$6.4	$45.0	$32.7	$52.4

(1)	Other expenses include charges related to the transactions contemplated as part of the December 2006 amendments to the Company’s domestic credit facilities.
(2)

Pro forma adjustments reflect the impact of the following three 2007 transactions: 1) sale leaseback of six properties in the second quarter, 2) divestiture of Hoffmaster in the fourth quarter and 3) divestiture of Japanese straw business in the fourth quarter.

(3)	The table below provides a reconciliation of (loss) income from discontinued operations (GAAP measure) to Adjusted EBITDA – Discontinued Operations (non-GAAP measure):

	Q1 2007	Q2 2007	Q3 2007	Q4 2007
(Loss) income from discontinued operations (GAAP measure)	$(3.1)	$3.3	$2.7	$(3.0)
Interest expense, net	4.7	4.7	4.7	4.5
Income tax provision (benefit)	0.2	1.0	2.3	(0.5)
Depreciation and amortization	1.5	1.5	1.2	0.2

EBITDA (non-GAAP measure)	3.3	10.5	10.9	1.2
Gain on sale of property, plant and equipment	(0.2)	—	—	—
Foreign currency exchange (gain) loss, net	(0.1)	(0.1)	0.2	0.1
Other expenses (4)	0.7	0.3	1.6	1.5

Adjusted EBITDA—Discontinued Operations (non-GAAP measure)	$3.7	$10.7	$12.7	$2.8

(4)	Other expenses include charges related to the fourth quarter 2007 divestitures of both Hoffmaster and the Japanese straw business.

5